Exhibit 11



                     AMENDMENT TO THE INVESTMENT MANAGEMENT
                               SERVICES AGREEMENT

         Pursuant to Paragraph 11 of the Investment Management Services Agreement (the "Agreement") by and between TIAA-CREF Investment Management, LLC ("Management") and the College Retirement Equities Fund ("CREF"), dated December 17, 1991, as thereafter amended, and pursuant to resolution of a majority of the Trustees of CREF, including a majority of Trustees who are not certain parties to the Agreement or "interested persons" (as that term is defined in the Investment Company Act of 1940) of any such party to the Agreement, the parties to the Agreement mutually agree that the Agreement shall be amended as set forth below:

         1. The second "Whereas" clause of the Agreement is amended to read as follows:

         WHEREAS, CREF is registered as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act"), and currently consists of eight investment portfolios (the "Accounts"): the Stock Account, the Money Market Account, the Bond Market Account, the Social Choice Account, the Global Equities Account, the Equity Index Account, the Growth Account and the Inflation-Linked Bond Account, and may consist of additional investment portfolios in the future; and

         2. Paragraph 7 of the Agreement is amended to read as follows:

         7. REIMBURSEMENT
            -------------

         For the services to be rendered and the expenses assumed by Management as provided herein, CREF shall reimburse Management for the cost of such services and the amount of such expenses through daily payments (as described below) based on an annual rate agreed upon from time to time between CREF and Management reflecting estimates of the cost of such services and expenses with the objective of keeping the payments as close as possible to actual expenses. As soon as is practicable after the end of each quarter (usually within 30 days), the amount necessary to correct any differences between the payments and the expenses actually incurred will be determined. This amount will be paid by or credited to Management, as the case may be, in equal daily installments over the remaining days in the quarter.

         For the services rendered and expenses incurred by Management as provided herein, the amount currently payable from the net assets of each Account each Valuation Day for each Calendar Day of the Valuation Period ending on that Valuation Day will be as follows:



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        Stock Account:

                 .0005479% (corresponding to an annual rate of 0.08% of its average daily net assets)

        Money Market Account:

                 .0001644% (corresponding to an annual rate of 0.06% of its average daily net assets)

        Bond Market Account:

                 .0001644% (corresponding to an annual rate of 0.06% of its average daily net assets)

        Social Choice Account:

                 .0001918% (corresponding to an annual rate of 0.07% of its average daily net assets)

        Global Equities Account:

                 .0004110% (corresponding to an annual rate of 0.15% of its average daily net assets)

        Growth Account:

                 .0003562% (corresponding to an annual rate of 0.13% of its average daily net assets)

        Equity Index Account:

                 .0001918% (corresponding to an annual rate of 0.07% of its average daily net assets)

        Inflation-Linked Bond Account:

                 .0002192% (corresponding to an annual rate of 0.08% of its average daily net assets)

         For purposes of this Agreement, "Valuation Day," "Calendar Day," and "Valuation Period" shall be defined as specified in CREF's current Registration Statement.



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



         IN WITNESS WHEREOF, CREF and Management have caused this Agreement to be executed in their names and on their behalf and under their trust and corporate seals as of this 15th day of April, 1998 by and through their duly authorized officers.


                                     COLLEGE RETIREMENT EQUITIES FUND
ATTEST:


/s/ STEWART P. GREENE                By:/s/ PETER C. CLAPMAN
---------------------                   ----------------------------------------
    Stewart P. Greene                       Peter C. Clapman
                                            Title:  Senior Vice President
                                            and Chief Counsel,
                                            Investments

                                     TIAA-CREF INVESTMENT MANAGEMENT, LLC
ATTEST:


/s/ STEWART P. GREENE                By:/s/ LISA SNOW
---------------------                   ----------------------------------------
By: Stewart P. Greene                       Lisa Snow
                                            Title:  Assistant Secretary



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